EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Health Care REIT, Inc. for the registration of its common stock and 7.5% Series G Cumulative Convertible Preferred Stock and to the incorporation by reference therein of our report dated February 22, 2006 (except for Note 15, as to which the date is May 9, 2006) with respect to the consolidated financial statements and schedules of Health Care REIT, Inc., included in its Current Report on Form 8-K dated May 10, 2006, and our report dated February 22, 2006 with respect to Health Care REIT, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Health Care REIT, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2005, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Toledo, Ohio
October 10, 2006